EXHIBIT 99.1


                           [LOGO] VASCULAR SOLUTIONS


                                                       NEWS RELEASE
For Immediate Release: Wednesday, March 3, 2004        Contact: Howard Root, CEO
                                                       James Hennen, CFO
                                                       Vascular Solutions, Inc.
                                                       (763) 656-4300


            VASCULAR SOLUTIONS ENTERS INTO DEFINITIVE AGREEMENTS FOR
                  $6 MILLION PRIVATE PLACEMENT OF COMMON STOCK

         MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced that it has entered into definitive agreements with certain institutional investors with respect to the sale of 888,900 shares of its common stock in a private placement at $6.75 per share. Net proceeds for the sale of these shares are expected to approximate $5.6 million after deducting placement costs and fees. Net proceeds are intended to be used for working capital and general corporate purposes. Stephens Inc. and Miller Johnson Steichen Kinnard acted as placement agents for the transaction.

         "This financing provides added support for our current and future growth," commented Howard Root, Chief Executive Officer of Vascular Solutions. "Particularly when viewed with the 762,300 shares we repurchased through the stock repurchase plan that we concluded in early 2003, this financing provides additional working capital on extremely favorable terms. The completion of this financing in no way changes our projections of future revenue growth or our continuing plans to achieve profitability by the end of 2004."

         The closing of the transaction is subject to normal and customary closing conditions. Following closing of the private placement, Vascular Solutions will have 13.9 million shares of common stock outstanding. The shares of common stock to be sold in the financing have not been registered under the Securities Act of 1933, as amended, and cannot be offered or sold in the United States absent registration or an applicable exemption form registration. As part of the transaction, the Company has agreed to file a registration statement covering the resale of the shares of common stock issued in the financing.

ABOUT VASCULAR SOLUTIONS

         Vascular Solutions, Inc. is an interventional medical device company with a focus on sealing technologies. New products introduced in the second half of 2003 include the Vari-Lase(TM) endovenous laser procedural kit for the treatment of varicose veins, the D-Stat Dry(TM) hemostatic bandage for the rapid control oF topical bleeding, the D-Stat Radial(TM) hemostat band for the control of bleeding following catheterizations utilizing the radial artery in the wrist, and the Pronto(TM) extraction catheter for the mechanical extraction of soft thrombus. The Company's other products include the Duett(TM) sealing device to rapidly seal the puncture sitE following catheterization procedures, the D-Stat(R) Flowable hemostat which is used in a wide variety of interventional procedures for the local management of active bleeding, and the


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Acolysis(R) intravascular therapeutic ultrasound product which is sold in international markets for the treatment of peripheral occlusive arterial disease.

         The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, need for adoption of our new products, lack of profitability, exposure to possible intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA related to our products.

         For further information, connect to www.vascularsolutions.com
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